EXHIBIT 8.1

We have the following consolidated subsidiaries as of March 31, 2008:

Name of the Subsidiary Company		Country of incorporation	% of holding
1	Sheba Properties Ltd.	India	100.00
2	Concorde Motors (India) Ltd.	India	100.00
3	HV Axles Ltd.	India	85.00
4	HV Transmissions Ltd.	India	85.00
5	TAL Manufacturing Solutions Ltd.	India	100.00
6	Tata Motors Insurance Services Ltd. [5]	India	100.00
7	Tata Daewoo Commercial Vehicle Co. Ltd.	South Korea	100.00
8	Tata Motors European Technical Centre plc	UK	100.00
9	Tata Technologies Ltd. and its 13 subsidiaries	India[1]	82.83	[2]
10	Telco Construction Equipment Co. Ltd.	India	60.00
11	Tata AutoComp Systems Ltd. and its 8 subsidiaries	India[3]	54.70	[4]
12	Tata Precision Industries Pte. Ltd., Singapore and its subsidiary	Singapore	51.07
13	Tata Motors Finance Ltd.	India	100.00
14	Tata Motors (Thailand) Ltd.	Thailand	70.00
15	Hispano Carrocera S.A. and its subsidiary[6]	Spain	21.00
16	TML Holdings PTE Limited and its subsidiary[7]	Singapore	100.00
17	Tata Motors( SA) (Proprietary) Ltd.	South Africa	60.00
18	TML Distribution Company Ltd.	India	100.00

(1)	These subsidiaries are based in many countries abroad.
(2)	The holdings in these subsidiaries range between 82.83% to 82.93%
(3)	These subsidiaries are based in India, Mauritius, China and Germany.
(4)	The holdings in these subsidiaries range between 27.36% to 54.70%.
(5)	The name of the subsidiary has subsequently been changed to Tata Motors Insurance Broking & Advisory Services Limited
(6)	The subsidiary is based in Morocco.
(7)	The subsidiary is based in United Kingdom.